Exhibit 99.1

CONTACTS
Investors:	Eric C. Olsen (703) 480-6705
Media:	Sherry E. Peske (703) 480-3632

Lafarge North America Reports Record
Fourth-Quarter and Year-End Earnings

• Fourth-quarter sales up 14%

• Full-year earnings from continuing operations up 36%

• Company to repatriate $1.1 billion in cash from Canada

• Board declares quarterly cash dividend

HERNDON, VA, February 7, 2005 — Lafarge North America (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported net income from continuing operations in the fourth quarter of $98.7 million, or $1.28 per share diluted, including several unusual items that contributed a net benefit of $0.09 per share diluted. The results compare with fourth quarter 2003 net income from continuing operations of $68.2 million, or $0.91 per share diluted, which included a reduction of $0.10 per share diluted from increased Canadian provincial tax rates. Excluding the effects of these items, earnings per share from continuing operations during the fourth quarter 2004 rose 18 percent to $1.19 per share diluted, compared with $1.01 per share diluted on a comparable basis during the same period in 2003.

“This has been a very good year for Lafarge North America, and we have set new records in both sales and earnings,” said Philippe Rollier, president and chief executive officer. “Volumes were strong in both Canada and the U.S., and we made solid pricing gains in our cement, aggregates and gypsum product lines. These results also reflect the outstanding efforts made by our employees to meet the needs of our customers during a period of exceptionally high product demand.”

The strengthening of the Canadian dollar contributed approximately $6.5 million to operating income during the quarter. Net sales for the quarter were up 14 percent to $1 billion. Excluding the strengthening of the Canadian dollar, net sales were 10 percent higher than last year. Due to a significant adjustment made during the fourth quarter 2003, pension and other post-retirement expenses during the fourth quarter 2004 were $6.5 million lower compared with the same period last year.

The unusual items recorded during the quarter included a tax benefit of $6.3 million ($0.08 per share diluted), interest income of $4.9 million ($0.04 per share diluted) associated with a favorable tax settlement, partially offset by $3.1 million ($0.03 per share diluted) of legal expenses relating to settled litigation in the company’s cement segment.

Results by Operating Segment

Aggregates, Concrete & Asphalt

The aggregates, concrete and asphalt segment (formerly identified as the construction materials segment) reported operating income of $69.2 million during the quarter, compared with $72.9 million during the fourth quarter 2003. While aggregate earnings continued their favorable trend for the year, earnings in ready-mixed concrete, asphalt and paving declined during the period. Increases in repairs, maintenance and distribution costs, as well as higher fuel and energy costs, negatively impacted earnings in all product lines. Net sales for the period were $623.6 million, 14 percent above last year. Excluding the effect of the change in Canadian currency, net sales were 9 percent higher than the same period in 2003.

Aggregate (crushed stone, sand and gravel) shipments totaled 35.8 million tons during the quarter, 6 percent above 2003 levels. Volumes in the U.S. were up 4 percent and volumes in Canada increased 7 percent compared with the same period last year. Aggregate average selling prices were up slightly in all markets, except Western Canada due to product mix and in metro Denver due to competitive pressures. Increased costs associated with additional stripping activity and accelerated repairs and maintenance reduced profit margins during the quarter, but these actions should benefit the company in 2005 in anticipation of continued strong aggregate demand.

Fourth-quarter ready-mixed concrete volumes of 2.8 million cubic yards were 3 percent higher compared with the fourth quarter 2003, due to strong residential construction in Western Canada and Maryland. Average ready-mix profit margins were lower than last year due to increased maintenance and raw materials costs, as well as competitive pricing pressure in a few markets.

Asphalt and paving sales volumes were each up 12 percent over the fourth quarter of 2003 on a comparable basis. However, paving margins remained under pressure due to strong pricing competition in some markets.

For the full year, operating income from aggregates, concrete and asphalt was $207.8 million, up 13 percent from 2003 operating income of $183.7 million, driven by increased profitability in the aggregates product line. Aggregate volumes for 2004 were up 12 percent to 133.3 million tons primarily due to strong overall demand and favorable weather. Average 2004 aggregate prices were 2 percent higher compared with last year. Ready-mixed concrete volumes were up 3 percent to 11.4 million cubic yards. Performance-based distribution initiatives continued to help offset increased ready-mixed concrete delivery, maintenance and fuel costs. Asphalt volumes for the year were up 6 percent, and paving volumes were up 8 percent over 2003 on a comparable basis.

Cement

The cement segment reported operating income of $84.3 million during the quarter, 7 percent higher than the fourth quarter 2003. The results reflect contributions from increased volumes and higher prices. However, profitability in the quarter was negatively affected by increased legal expenses relating to settled litigation and differences in year-end LIFO (last-in-first-out) inventory valuations.

Net sales were $344.5 million, an increase of 11 percent compared with the fourth quarter 2003. Excluding the favorable impact of the exchange rate, revenues were up 9 percent from the same period last year.

Cement volumes were 3.5 million tons during the quarter, 2 percent higher than those in the fourth quarter last year. U.S. cement volumes were relatively flat compared with last year at 2.5 million tons. Canadian volumes were up 8 percent to 944,000 tons, primarily due to strong continued construction activity in Ontario and Western Canada. Average cement prices in Canada were up 3 percent, and average prices in the U.S. were up almost 6 percent compared with levels during the same quarter last year.

For the full year, operating income in the company’s cement segment was $328.4 million, up 13 percent from last year. Higher volumes and prices more than offset increases in energy, raw materials, pension and legal expenses. On a comparable basis, 2004 cement shipments increased 8 percent above last year to 14.2 million tons, reflecting strong market conditions and some gains in market share. U.S. shipments increased 8 percent compared with 2003 while shipments in Canada increased 6 percent.

Average 2004 cement selling prices were 2 percent higher in Canada and 3 percent higher in the U.S. compared with 2003. Two price increases were implemented in most U.S. markets during the year, the first in April and the second in August. Realization of the full-year effect of these price increases should contribute positively to profit margins in 2005. In addition, a new price increase took effect in a majority of the company’s U.S. and Canadian markets on January 1, 2005, and additional price increases have been announced in the U.S. effective July 1, 2005.

Gypsum

The gypsum segment posted its sixth consecutive quarterly profit, earning $10 million compared with $3 million in the fourth quarter 2003. Higher selling prices and continued strong demand contributed significantly to the increase. Net sales reached $86.1 million, an increase of 24 percent over the year-ago quarter. Wallboard sales volumes were 543 million square feet, up slightly compared with the same period last year.

The average mill price of $131 per msf (thousand square feet) during the quarter was 25 percent higher than the average price during the same period in 2003. A total of four price increases were successfully implemented during 2004, and a new price increase went into effect on January 10, 2005.

During the quarter, the company announced that it would invest approximately $75 million to substantially upgrade and double the capacity of its gypsum drywall manufacturing facility in Buchanan, N.Y. The modernized production line is being built to produce 650 million square feet of gypsum wallboard annually to meet the growing demands of Lafarge’s residential and commercial customers in the Northeast region. The renovation is expected to begin during the summer of this year.

For the year 2004, the gypsum segment reported operating income of $33.3 million compared with a loss of $5.1 million in 2003, primarily driven by the successful implementation of price increases during the year. The average mill net price for the year was $123 per msf compared with $98 per msf in 2003. Revenues for the year were $326.6 million, up 28 percent compared with 2003. Sales volumes increased 4 percent to a record 2.2 billion square feet.

Consolidated Year-End Results

Net income from continuing operations in 2004 was $295.5 million, or $3.86 per share diluted, including several unusual items that contributed a net benefit of $0.03 per share diluted. These items included a tax benefit of $6.3 million ($0.08 per share diluted), interest income of $4.9 million ($0.04 per share diluted) associated with a favorable tax settlement, partially offset by $10.6 million ($0.09 per share diluted) of legal expenses relating to settled litigation in the company’s cement segment. The results for the year compare with income of $217.4 million, or $2.93 per share diluted, in 2003 which included a gain of $31.2 million ($0.25 per share diluted) from the sale of one of the company’s cement terminals, partially offset by $7.6 million ($0.10 per share diluted) associated with an increase in Canadian provincial tax rates. Excluding the effects of these items, earnings per share from continuing operations were $3.83 per share diluted in 2004, an increase of 38 percent over comparable earnings of $2.78 per share diluted in 2003.

The strengthening of the Canadian dollar contributed approximately $18 million to operating income for the full year. Consolidated net sales for the year were $3.76 billion, up 13 percent over 2003. Excluding the change in the Canadian currency, net sales for the year were $3.65 billion compared with 2003 sales of $3.32 billion.

Pension and other post-retirement expenses in 2004 of $66.2 million were up $13.2 million from 2003. Net interest expenses were $21.2 million lower than 2003, primarily due to the realization of a lower currency exchange loss on U.S. dollar investments in Canada, the company’s decision to shift from a fixed interest rate to a floating interest rate on a major senior debt note, and the interest income associated with the tax settlement referenced above.

Lafarge North America closed the year in very strong financial condition. At year-end, total debt net of cash, cash equivalents and short-term investments was $(24.7) million compared with $17.9 million as of December 31, 2003. The company’s total debt as of December 31, 2004 was $827.3 million compared with $717.2 million at the end of 2003. Cash, cash equivalents and short-term investments were $852.0 million as of December 31, 2004 compared with $699.2 million in 2003.

Cash flow from operations was $331 million compared with the $406 million in 2003, reflecting the company’s decision to make additional cash contributions to pre-fund certain pension plans (reducing cash flow by approximately $48 million), and the absence of accounts receivable securitization financing at year-end 2004 (reducing reported cash flow by approximately $87 million).

Repatriation of Canadian Cash

In 2005, the company decided to take advantage of a temporary deduction offered under the recently enacted American Jobs Creation Act of 2004, and will repatriate almost $1.1 billion in cash from Canada to the U.S. during the course of the year. This money represents accumulated after-tax earnings associated with the company’s normal operations in Canada. The new legislation reduces the tax rate on foreign earnings repatriated to the U.S. during a one-year period if these funds are subsequently used for qualifying reinvestments in the U.S. The company will record a one-time tax charge associated with this repatriation of between $100 million and $120 million during the first quarter 2005. The exact amount of the tax charge depends on pending technical corrections to the legislation and expected interpretive guidance to be issued by the Internal Revenue Service. The repatriation will allow the company to more efficiently deploy available capital.

Outlook

Although visibility is limited this early in the year, the company has seen no indications of change in the overall market environment since the strong close to the fourth quarter of 2004. The company expects the continuation of solid demand and a favorable pricing environment in most of its markets. However, it also expects to experience cost pressures, especially escalating energy prices. Year-over-year comparisons will also have to take into account the high level of demand growth and favorable weather conditions experienced in 2004.

Quarterly Dividend Declared

At its quarterly Board meeting on Friday, February 4, 2005, the Board of Directors declared a regular cash dividend of twenty-two cents ($0.22) per share of Lafarge North America common stock, payable on March 1, 2005 to shareholders of record on February 15, 2005.

Stock Repurchase Plan

In May 2003, the Board of Directors approved a stock repurchase plan authorizing the company to spend up to $50 million to repurchase its common stock through December 31, 2004. During 2004, the company repurchased 1,053,194 shares at an average price of $46.65 per share. From May 2003 through December 31, 2004, the company repurchased 1,081,394 shares for a total of $50 million at an average price of $46.24 per share.

In November 2004, the Board approved a new stock repurchase plan to take effect on January 1, 2005. Under the new plan, the company, at management’s discretion, is authorized to spend up to $60 million to repurchase its common stock from time to time in the market or through privately negotiated transactions through December 31, 2005.

Conference Call

Lafarge North America will broadcast its earnings conference call over the Internet beginning at 2 p.m., Eastern Standard Time on Monday, February 7, 2005. Interested investors may listen live on the company’s Web site at www.lafargenorthamerica.com. The conference call will also be archived on the site for 90 days after the event.

Profile

Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2004, net sales exceeded $3.7 billion.

Lafarge North America’s majority shareholder is Lafarge S.A. (Paris Stock Exchange: LG; NYSE: LR). Lafarge, the world leader in building materials, holds top-ranking positions in all four of its divisions: Cement, Aggregates & Concrete, Roofing and Gypsum. Lafarge employs 75,000 people in 75 countries and posted sales of 14.4 billion euros in 2004.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.

Consolidated Income Statement Information (1)
(unaudited and in thousands, except per share amounts)

	Quarter Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Net Sales from Continuing Operations
Aggregates, Concrete & Asphalt	$623,587	$545,231	$2,274,128	$2,032,535
Cement	344,516	309,577	1,352,667	1,198,369
Gypsum	86,068	69,207	326,603	254,261
Eliminations	(49,246)	(41,102)	(190,130)	(166,228)

Total Net Sales from Continuing Operations	$1,004,925	$882,913	$3,763,268	$3,318,937

Income (Loss) from Continuing Operations
Aggregates, Concrete & Asphalt	$69,242	$72,894	$207,804	$183,742
Cement	84,337	78,554	328,407	290,503
Gypsum	10,051	3,026	33,311	(5,050)

	163,630	154,474	569,522	469,195
Corporate and unallocated expenses (2)	(18,695)	(25,031)	(87,480)	(57,476)

Total Income from Continuing Operations Before Interest and Income Taxes	144,935	129,443	482,042	411,719
Minority interest	(2,995)	(2,127)	(8,152)	(7,371)
Interest expense, net	(6,144)	(13,484)	(32,491)	(53,702)

Earnings from Continuing Operations Before Income Taxes	135,796	113,832	441,399	350,646
Income tax expense	(37,085)	(45,672)	(145,898)	(133,199)

Net Income from Continuing Operations	98,711	68,160	295,501	217,447
Income from discontinued operations, net of tax(3)	—	232	—	66,324
Change in accounting principle, net of tax	—	—	—	(3,214)

Net Income	$98,711	$68,392	$295,501	$280,557

Net Income per Share
From continuing operations — basic	$1.32	$0.93	$3.98	$2.97
From discontinued operations — basic	—	—	—	0.90
Cumulative effect of change in accounting principle — basic	—	—	—	(0.04)

Net income per share — basic	$1.32	$0.93	$3.98	$3.83

From continuing operations — diluted	$1.28	$0.91	$3.86	$2.93
From discontinued operations — diluted	—	—	—	0.90
Cumulative effect of change in accounting principle — diluted	—	—	—	(0.04)

Net income per share — diluted	$1.28	$0.91	$3.86	$3.79

Average Number of Shares Outstanding
Basic	74,589	73,505	74,316	73,304
Diluted	77,396	74,837	76,653	74,014

NOTES:
(1)	Because of seasonal, weather-related conditions in several of the company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Corporate and unallocated expenses for the year ended December 31, 2003 include a net gain of $28.8 million on divestitures of non-strategic businesses and other assets.

(3)	Income from discontinued operations relates to Lafarge Florida Inc. The sale was completed in August 2003.

Consolidated Balance Sheet Information
(unaudited and in thousands)

	December 31
	2004	2003
Assets:
Cash, cash equivalents and short-term investments	$852,025	$699,217
Other current assets	1,119,045	945,361
Property, plant and equipment, net	2,491,843	2,354,878
Other long-term assets	941,222	767,208

Total Assets	$5,404,135	$4,766,664

Liabilities and Shareholders’ Equity:
Short-term debt and current portion of long-term debt	$356,479	$1,775
Other current liabilities	726,056	570,582
Long-term debt	470,838	715,391
Other long-term liabilities	737,903	819,274
Shareholders’ equity	3,112,859	2,659,642

Total Liabilities and Shareholders’ Equity	$5,404,135	$4,766,664

Indebtedness
Long-term debt, including current portion	$827,317	$717,166
Cash, cash equivalents and short-term investments	(852,025)	(699,217)

Total debt, net of cash, cash equivalents and short-term investments	$(24,708)	$17,949

NOTE:	Certain reclassifications have been made to prior periods to conform to the 2004 presentation.

Consolidated Cash Flow Information
(unaudited and in thousands)

	Year Ended December 31
	2004	2003
Net cash provided by operating activities	$331,097	$406,403
Capital expenditures and acquisitions	(359,383)	(190,619)
Proceeds from property, plant and equipment dispositions	66,600	71,210
Cash provided (used) by financing activities	63,480	(126,194)
Redemptions (purchases) of short term investments	34,263	(46,313)
Effect of exchange rate changes	50,748	82,847
Proceeds received from sale of discontinued operations, net of tax	—	85,992
Other	266	(3,792)

Net increase in cash and cash equivalents	187,071	279,534
Cash and cash equivalents at beginning of period	630,644	351,110

Cash and cash equivalents at end of period	$817,715	$630,644